As filed with the Securities and Exchange Commission on November 2, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WEBSITE PROS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3327894
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

12375 Gran Bay Parkway West, Building 200

Jacksonville, Florida 32258

(904) 680-6600

(Address of principal executive offices)

1999 Equity Incentive Plan

Miscellaneous Stock Option Agreements

2005 Equity Incentive Plan

2005 Non-Employee Directors’ Stock Option Plan

2005 Employee Stock Purchase Plan

(Full title of the plans)

David Brown

Chief Executive Officer and President

Website Pros, Inc.

12375 Gran Bay Parkway West, Building 200

Jacksonville, Florida 32258

(904) 680-6600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James F. Fulton, Jr., Esq.

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, California 94306

(650) 843-5000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	6,297,468 shares	$10.00	$38,179,048.98	$4,493.67

(1)	Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock. In addition, pursuant to Rule 416(c), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee and non-employee benefit plans described herein.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended. The offering price per share and aggregate offering price are based upon (a) the weighted average exercise price for outstanding options granted pursuant to the Registrant’s 1999 Equity Incentive Plan, and (b) the initial public offering price of the Registrant’s Common Stock. The chart below details the calculations of the registration fee:

Securities	Number of Shares	Offering Price Per Share(2)		Aggregate Offering Price
Shares reserved for future grant under the 2005 Equity Incentive Plan	1,550,000	$10.00	(2)(b)	$15,500,000
Shares reserved for future grant under the 2005 Non-Employee Directors’ Stock Option Plan	450,000	$10.00	(2)(b)	$4,500,000
Shares reserved for future grant under the 2005 Employee Stock Purchase Plan	450,000	$10.00	(2)(b)	$4,500,000
Shares issuable pursuant to outstanding options under the 1999 Equity Incentive Stock Plan	3,784,689	$3.54	(2)(a)	$13,397,799.06
Shares issuable pursuant to outstanding options assumed in connection with the Registrants acquisition of Leads.com, Inc.	62,779	$4.48		$281,249.92
Proposed Maximum Offering Price				$38,179,048.98
Registration Fee				$4,493.67

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Website Pros, Inc. (the “Company”) with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(a) The Company’s prospectus filed on November 2, 2005 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the Registration Statement on Form S-1 (File No. 333-124349), that contains unaudited consolidated financial statements for the six months ended June 30, 2004 and 2005 and audited financial statements for the years ended December 31, 2002, 2003 and 2004, the latest fiscal years for which such statements have been filed.

(b) The description of the Company’s Common Stock which is contained in the Registration Statement on Form 8-A filed on October 31, 2005 (File No. 000-51595), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(c) All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the issuance of the common stock offered by this prospectus and certain other legal matters are being passed upon for us by our counsel, Cooley Godward LLP, Palo Alto, California.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The registrant’s Amended and Restated Certificate of Incorporation provides that a director will not be personally liable to the registrant or to its stockholders for monetary damages for any breach of fiduciary duty as a director to the fullest extent permitted by Section 102 of Delaware General Corporation Law.

As permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the registrant provide that (i) the registrant is required to indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law, (ii) the registrant may, in its discretion, indemnify its other employees and agents as set forth in the Delaware General Corporation Law, (iii) the registrant is required to advance all expenses incurred by its directors and executive officers in connection with certain legal proceedings, (iv) the rights conferred in the bylaws are not exclusive, and (v) the registrant is authorized to enter into indemnity agreements with its directors, officers, employees and agents.

The registrant has entered into agreements with its directors and officers that require the registrant to indemnify these persons against expenses, judgments, fines, settlements, and other amounts that any such person becomes legally obligated to pay (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, to which such person may be made a party by reason of the fact that such person is or was a director or officer of the registrant or any of its affiliates. The indemnity agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves a director or officer of the registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The registrant maintains a directors’ and officers’ insurance and registrant reimbursement policy. The policy (i) insures directors and officers against losses for which the registrant does not indemnify and which losses arise from certain wrongful acts in the indemnified parties’ capacities as directors and officers and (ii) reimburses the registrant for those losses for which the registrant has lawfully indemnified the directors and officers. The policy contains various exclusions, none of which apply to the offering.

ITEM 8. EXHIBITS

Exhibit Number	Exhibit Title
3.3*	Amended and Restated Certificate of Incorporation of Website Pros, Inc.

3.4*	Amended and Restated Bylaws.

4.2*	Specimen common stock certificate.

5.1	Opinion of Cooley Godward LLP.

23.1	Consent of independent registered public accounting firm.

23.2	Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to the signature page of this Form S-8.

99.1*	1999 Equity Incentive Plan and forms of related agreements.

99.2*	2005 Equity Incentive Plan and forms of related agreements.

99.3*	2005 Non-Employee Directors’ Stock Option Plan and forms of related agreements.

99.4*	2005 Employee Stock Purchase Plan.

*	Previously filed as an exhibit to the Company’s Registration Statement on Form S-1, as amended (333-124349), originally filed with the Commission on April 27, 2005, and incorporated by reference herein.

ITEM 9. UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on November 2, 2005.

WEBSITE PROS, INC.

By:	/s/ David Brown
David Brown
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Brown and Kevin Carney, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ David Brown David Brown	President, Chief Executive Officer and Director (Principal Executive Officer)	November 2, 2005

/s/ Kevin M. Carney Kevin M. Carney	Chief Financial Officer (Principal Financial and Accounting Officer)	November 2, 2005

/s/ Jeffrey Lieberman Jeffery Lieberman	Director	November 2, 2005

/s/ Deven Parekh Deven Parekh	Director	November 2, 2005

/s/ Timothy I. Maudlin Timothy I. Maudlin	Director	November 2, 2005

/s/ George J. Still, Jr. George J. Still, Jr.	Director	November 2, 2005

EXHIBIT INDEX

Exhibit Number		Exhibit Title
3.3	*	Amended and Restated Certificate of Incorporation of Website Pros, Inc.

3.4	*	Amended and Restated Bylaws.

4.2	*	Specimen common stock certificate.

5.1		Opinion of Cooley Godward LLP.

23.1		Consent of independent registered public accounting firm.

23.2		Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

24.1		Power of Attorney. Reference is made to the signature page of this Form S-8.

99.1	*	1999 Equity Incentive Plan and forms of related agreements.

99.2	*	2005 Equity Incentive Plan and forms of related agreements.

99.3	*	2005 Non-Employee Directors’ Stock Option Plan and forms of related agreements.

99.4	*	2005 Employee Stock Purchase Plan.

*	Previously filed as an exhibit to the Company’s Registration Statement on Form S-1, as amended (333-124349), originally filed with the Commission on April 27, 2005, and incorporated by reference herein.